Exhibit 3

Avricore Health Inc.

Condensed Interim Consolidated Financial Statements

(Unaudited)

For the three and nine months ended September 30, 2023 and 2022

(Expressed in Canadian Dollars)

Notice to Reader

Management has prepared the unaudited condensed interim consolidated financial statements for Avricore Health Inc. (the “Company”) in accordance with National Instrument 51-102 released by the Canadian Securities Administration. The Company discloses that its auditors have not reviewed the unaudited condensed interim consolidated financial statements for the period ended September 30, 2023 and 2022.

Avricore Health Inc.

Condensed Interim Consolidated Statements of Financial Position

(Unaudited - Expressed in Canadian Dollars)

	Note	Unaudited September 30, 2023	Audited December 31, 2022
		$	$
ASSETS

Current Assets
Cash and cash equivalents		389,531	620,527
Term deposit		10,000	10,000
Accounts receivable	4	461,147	770,373
Prepaid expenses and deposits	5	56,300	30,231
		916,978	1,431,131

Equipment	6	1,503,699	1,107,991
Intangible assets	7	32,459	29,861
Total Assets		2,453,136	2,568,983

LIABILITIES

Current Liabilities
Accounts payable and accrued liabilities	8	606,498	312,893
Deferred revenue		-	252,000
Loans payable	9	40,000	40,000
		646,498	604,893

SHAREHOLDERS’ EQUITY
Share capital	10	27,186,114	27,064,727
Reserves	10	6,415,668	5,933,708
Deficit		(31,795,144)	(31,034,345)
		1,806,638	1,964,090
Total Liabilities and Shareholders’ Equity		2,453,136	2,568,983

Nature of operations and going concern (Note 1)

Approved and authorized for issuance on behalf of the Board of Directors on November 29, 2023.

“Hector Bremner”	“David Hall”
Hector Bremner, Director	David Hall, Chairman

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

2

Avricore Health Inc.

Condensed Interim Consolidated Statements of Operations and Comprehensive Loss

For the three and nine months ended September 30, 2023 and 2022

(Unaudited - Expressed in Canadian Dollars)

		Three months ended September 30		Nine months ended September 30
	Note	2023	2022	2023	2022
		$	$	$	$
Revenue		953,454	572,228	2,130,744	791,139

Cost of sales		(691,676)	(356,267)	(1,428,814)	(503,191)
Gross profit		261,778	215,961	701,930	287,948

Expenses
Advertising and promotion		-	468	-	2,755
Amortization	6 & 7	667	75,373	1,760	105,017
Consulting	12	54,000	45,000	182,117	145,000
General and administrative	11	79,720	84,434	266,158	191,335
Management Fees	12	54,000	45,000	162,000	120,000
Shareholder communications		15,755	57,416	99,440	97,798
Professional fees	12	37,808	33,440	191,534	116,759
Share-based compensation	10 & 12	304,328	58,354	560,847	88,522
		546,278	399,485	1,463,856	867,186
Other income (expense)
Interest income		9	3,126	2,388	5,799
Foreign exchange gain (loss)		(571)	-	(1,261)	-

Net loss and comprehensive loss for the period		(285,062)	(180,398)	(760,799)	(573,439)

Basic and Diluted Loss Per Share		(0.00)	(0.00)	(0.01)	(0.00)
Weighted Average Number of Common Shares Outstanding		99,644,664	97,698,577	99,523,785	97,681,763

Segmented information (Note 14)

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

3

Avricore Health Inc.

Condensed Interim Consolidated Statements of Changes in Equity

For the nine months ended September 30, 2023 and 2022

(Unaudited - Expressed in Canadian Dollars)

	Number of Shares	Share Capital	Warrant Reserve	Option Reserve	Deficit	Total
		$	$	$	$	$
Balance, December 31, 2021	97,535,264	26,618,315	902,761	4,891,957	(30,216,117)	2,196,916
Exercise of warrants	160,000	24,000	-	-	-	24,000
Exercise of options	150,000	15,000	-	-	-	15,000
Share-based compensation	-	-	-	88,522	-	88,522
Net loss for the period	-	-	-	-	(573,439)	(573,439)
Balance, September 30, 2022	97,845,264	26,657,315	902,761	4,980,479	(30,789,556)	1,750,999
Balance, December 31, 2022	99,244,664	27,064,727	901,229	5,032,479	(31,034,345)	1,964,090
Exercise of options	400,000	121,387	-	(78,887)	-	42,500
Share-based compensation	-	-	-	560,847	-	560,847
Net loss for the period	-	-	-	-	(760,799)	(760,799)
Balance, September 30, 2023	99,644,664	27,186,114	901,229	5,514,439	(31,795,144)	1,806,638

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

4

Avricore Health Inc.

Condensed Interim Consolidated Statements of Cash Flows

For the nine months ended September 30, 2023 and 2022

(Unaudited - Expressed in Canadian Dollars)

	2023	2022
	$	$
Operating Activities
Net loss	(760,799)	(573,439)
Adjustment for non-cash items:
Amortization	287,590	105,017
Share-based payments	560,847	88,522

Change in working capital items:
Accounts receivable	309,226	(287,991)
Prepaid expenses and deposits	(26,069)	(38,210)
Deferred revenue	(252,000)	-
Accounts payable and accrued liabilities	293,605	292,541
Net cash provided by (used in) operating activities	412,400	(413,560)

Investing Activities
Intangible assets	(7,651)	(5,171)
Purchase of equipment	(678,245)	(764,135)
Net cash used in investing activities	(685,896)	(769,306)

Financing Activities
Proceeds from exercise of warrants	-	24,000
Proceeds from exercise of stock options	42,500	15,000
Net cash provided by financing activities	42,500	39,000

Decrease in cash and cash equivalents	(230,996)	(1,143,866)
Cash and cash equivalents, beginning of period	620,527	2,012,995

Cash and cash equivalents, end of period	389,531	869,129

Cash and cash equivalents consist of:
Cash	389,531	559,129
Guaranteed investment certificates	-	310,000
Cash and cash equivalents	389,531	869,129

Supplemental cash flow information (Note 15)

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

5

Avricore Health Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2023 and 2022

(Unaudited - Expressed in Canadian Dollars)

1. NATURE OF OPERATIONS AND GOING CONCERN

Avricore Health Inc. (the “Company”) was incorporated under the Company Act of British Columbia on May 30, 2000. The Company’s common shares trade on the TSX Venture Exchange (the “Exchange”) under the symbol “AVCR” and are quoted on the OTCIQ Market as “NUVPF”. The Company’s registered office is at 700 – 1199 West Hastings Street, Vancouver, British Columbia, V6E 3T5.

The Company is involved in the business of health data and point-of-care technologies (“POCT”).

The condensed interim consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assumes that the Company will continue in operations for the foreseeable future and be able to realize assets and satisfy liabilities in the normal course of business. The Company has always experienced operating losses and negative operating cash flows. Operations have historically been funded by the issuance of share capital but there is no guarantee that such funding will be available in the future. These conditions indicate the existence of material uncertainty that may cast substantial doubt on the Company’s ability to continue as a going concern.

The continuation of the Company as a going concern is dependent upon its ability to generate revenue from its operations and/or raise additional financing to cover ongoing cash requirements. The condensed interim consolidated financial statements do not reflect any adjustments, which could be material, to the carrying values of assets and liabilities, which may be required should the Company be unable to continue as a going concern.

	September 30, 2023	December 31, 2022
	$	$
Deficit	31,795,144	31,034,345

2. BASIS OF PRESENTATION

a) Statement of Compliance

The condensed interim consolidated financial statements for the period ended September 30, 2023 have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”), IAS 34 Interim Financial Reporting. The condensed interim consolidated financial statements do not include all the information and disclosures required in the annual financial statements, and should be read in conjunction with the Company’s annual consolidated financial statements as at and for the year ended December 31, 2022. The accounting policies followed in these interim financial statements are consistent with those applied in the Company’s most recent annual financial statements for the year ended December 31, 2022.

b) Basis of preparation

The condensed interim consolidated financial statements of the Company have been prepared on an accrual basis and are based on historical costs, modified where applicable. The significant accounting policies are presented in Note 3 of the annual consolidated financial statements for the year ended December 31, 2022 and have been consistently applied in each of the periods presented. The condensed interim consolidated financial statements are presented in Canadian dollars, which is also the Company’s and its subsidiary’s functional currency, unless other indicated.

6

Avricore Health Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2023 and 2022

(Unaudited - Expressed in Canadian Dollars)

2. BASIS OF PRESENTATION (continued)

b) Basis of preparation (continued)

The preparation of condensed interim consolidated financial statements in accordance with IFRS requires the Company’s management to make estimates, judgments and assumptions that affect amounts reported in the condensed interim consolidated financial statements and accompanying notes. The areas involving a higher degree of judgment and complexity, or areas where assumptions and estimates are significant to the condensed interim consolidated financial statements are disclosed below. Actual results might differ from these estimates. The Company’s management reviews these estimates and underlying judgments on an ongoing basis, based on experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Revisions to estimates are adjusted for prospectively in the year in which the estimates are revised.

c) Basis of consolidation

Condensed interim consolidated financial statements include the assets, liabilities and results of operations of all entities controlled by the Company. Inter-company balances and transactions, including unrealized income and expenses arising from inter-company transactions, are eliminated in preparing the Company’s the condensed interim consolidated financial statements. Where control of an entity is obtained during a financial year, its results are included in the condensed interim consolidated statements of operations and comprehensive loss from the date on which control commences. Where control of an entity ceases during a financial year, its results are included for that part of the year during which control exists.

These condensed interim consolidated financial statements include the accounts of the Company and its controlled wholly owned Canadian subsidiary HealthTab™ Inc.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Significant accounting estimates and judgements

Estimates

Significant estimates used in applying accounting policies that have the most significant effect on the amounts recognized in the financial statements are as follows:

Share-based payments

The Company grants share-based awards to certain directors, officers, employees, consultants and other eligible persons. For equity-settled awards, the fair value is charged to the statement of operations and comprehensive loss and credited to the reserves over the vesting period using the graded vesting method, after adjusting for the estimated number of awards that are expected to vest.

The fair value of equity-settled awards is determined at the date of the grant using the Black-Scholes option pricing model. For equity-settled awards to non-employees, the fair value is measured at each vesting date. The estimate of warrant and option valuation also requires determining the most appropriate inputs to the valuation model, including the volatility, expected life of warrants and options, risk free interest rate and dividend yield. Changes in these assumptions can materially affect the fair value estimate, and therefore the existing models do not necessarily provide a reliable measure of the fair value of the Company’s options and warrants issued. Management must also make significant judgments or assessments as to how financial assets and liabilities are categorized.

7

Avricore Health Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2023 and 2022

(Unaudited - Expressed in Canadian Dollars)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Significant accounting estimates and judgments (continued)

Estimation of useful lives of equipment and software

Amortization of equipment and software is dependent upon estimates of their useful lives. The actual lives of the assets are assessed annually and may vary depending on a number of factors. In reassessing asset lives, factors such as technological innovation, product lifecycles, and maintenance are taken into account.

Judgements

Significant judgments used in applying accounting policies that have the most significant effect on the amounts recognized in the financial statements are as follows:

Revenue recognition

Revenue is recognized when the revenue recognition criteria expressed in the accounting policy for Revenue Recognition have been met. Judgment may be required when allocating revenue or discounts on sales amongst the various elements in a sale involving multiple deliverables.

Deferred income taxes

Tax interpretations, regulations and legislation in the various jurisdictions in which the Company operates are subject to change. The determination of income tax expense and deferred tax involves judgment and estimates as to the future taxable earnings, expected timing of reversals of deferred tax assets and liabilities, and interpretations of laws in the countries in which the Company operates. The Company is subject to assessments by tax authorities who may interpret the tax law differently. Changes in these estimates may materially affect the final amount of deferred taxes or the timing of tax payments. If a positive forecast of taxable income indicates the probable use of a deferred tax asset, especially when it can be utilized without a time limit, that deferred tax asset is usually recognized in full.

Going concern

The Company’s management has made an assessment of the Company’s ability to continue as a going concern and is satisfied that the Company has the resources to continue in business for the foreseeable future. The factors considered by management are disclosed in Note 1.

4. ACCOUNTS RECEIVABLE

The Company’s accounts receivable consists of the following:

	September 30, 2023	December 31, 2022
	$	$
Trade receivables	455,954	748,097
GST receivable	5,193	22,276
	461,147	770,373

5. PREPAID EXPENSES AND DEPOSITS

The balance consists of prepaid expenses to vendors of $31,203 (December 31, 2022 - $6,932), prepaid business insurance of $13,097(December 31, 2022 - $11,299) and security deposits of $12,000 (December 31, 2022 - $12,000).

8

Avricore Health Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2023 and 2022

(Unaudited - Expressed in Canadian Dollars)

6. EQUIPMENT

Equipment
$
Cost
Balance, December 31, 2021	105,358
Additions	1,193,345
Balance, December 31, 2022	1,298,703
Additions	678,245
Balance, September 30, 2023	1,976,948

Accumulated Amortization
Balance, December 31, 2021	14,483
Amortization	176,229
Balance, December 31, 2022	190,712
Amortization	282,537
Balance, September 30, 2023	473,249

Carrying value
As at December 31, 2022	1,107,991
As at September 30, 2023	1,503,699

Equipment is comprised primarily of assets deployed to earn revenues.

7. INTANGIBLE ASSETS

	Software	HealthTab™	Corozon	Emerald	Total
	$	$	$	$	$
Cost
Balance, December 31, 2021	35,006	1	1	1	35,009
Additions	5,171	-	-	-	5,171
Balance, December 31, 2022	40,177	1	1	1	40,180
Additions	7,651	-	-	-	7,651
Balance, September 30, 2023	47,828	1	1	1	47,831

Accumulated Amortization
Balance, December 31, 2021	3,501	-	-	-	3,501
Amortization	6,818	-	-	-	6,818
Balance, December 31, 2022	10,319	-	-	-	10,319
Amortization	5,053	-	-	-	5,053
Balance, September 30, 2023	15,372	-	-	-	15,372

Carrying value
As at December 31, 2022	29,858	1	1	1	29,861
As at September 30, 2023	32,456	1	1	1	32,459

9

Avricore Health Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2023 and 2022

(Unaudited - Expressed in Canadian Dollars)

8. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

The Company’s accounts payable and accrued liabilities consist of the following:

	September 30, 2023	December 31, 2022
	$	$
Trade accounts payable	577,106	261,493
GST payable	29,392	51,400
	606,498	312,893

9. LOANS PAYABLE

During the year ended December 31, 2020, the Company received a Canada Emergency Business Account loan of $40,000 to be repaid on or before December 31, 2025. The loan is interest-free until December 31, 2023. Thereafter, the outstanding loan balance will bear interest at the rate of 5% per annum.

10. SHARE CAPITAL

Authorized share capital

Authorized: Unlimited number of common shares without par value.

Issued share capital

During the period ended September 30, 2023:

The Company issued 400,000 common shares upon exercise of stock options for gross proceeds of $42,500.

During the year ended December 31, 2022:

The Company issued 909,400 common shares upon exercise of warrants for gross proceeds of $173,880.

The Company issued 800,000 common shares upon exercise of stock options for gross proceeds of $80,000.

Stock options

The Company has adopted an incentive share purchase option plan under the rules of the Exchange pursuant to which it is authorized to grant options to executive officers, directors, employees and consultants, enabling them to acquire up to 10% of the issued and outstanding common shares of the Company. The options can be granted for a maximum term of ten years and generally vest either immediately or in specified increments of up to 25% in any three-month period.

10

Avricore Health Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2023 and 2022

(Unaudited - Expressed in Canadian Dollars)

10. SHARE CAPITAL (continued)

The changes in stock options including those granted to directors, officers, employees and consultants are summarized as follows:

	Period ended September 30, 2023		Year ended December 31, 2022
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Beginning Balance	8,635,000	$0.14	7,880,052	$0.13
Options granted	2,365,000	$0.26	3,125,000	$0.15
Expired/Cancelled	(250,000)	$0.17	(1,570,052)	$0.13
Exercised	(400,000)	$0.11	(800,000)	$0.10
Ending Balance	10,350,000	$0.17	8,635,000	$0.14
Exercisable	8,466,250	$0.17	6,216,250	$0.14

The following table summarizes information about stock options outstanding and exercisable as at September 30, 2023:

Exercise Price	Expiry date	Options
		Outstanding	Exercisable
$0.075	January 24, 2024	140,000	140,000
$0.06	April 1, 2024	140,000	140,000
$0.05	October 15, 2024	1,470,000	1,470,000
$0.08	November 18, 2025	500,000	500,000
$0.08	December 8, 2025	710,000	710,000
$0.19	January 28, 2026	150,000	150,000
$0.25	March 22, 2026	1,800,000	1,800,000
$0.15	August 10, 2027	2,675,000	2,675,000
$0.15	August 12, 2027	100,000	100,000
$0.16	October 12, 2027	300,000	225,000
$0.28	May 14, 2028	1,825,000	456,250
$0.20	June 21, 2028	400,000	100,000
$0.20	September 15, 2028	140,000	-
		10,350,000	8,466,250

The weighted average remaining life of the stock options outstanding at September 30, 2023 is 3.10 years (December 31, 2022: 3.13 years).

Share-based compensation

Share-based compensation of $304,328 and $560,847 was recognized during the three and nine months ended September 30, 2023 (2022 - $58,354 and $88,522), respectively, for stock options granted and/or vested during the period. Options issued to directors and officers of the Company vested immediately, while those issued to consultants vest over one year, however, the Board may change such provisions at its discretion or as required on a grant-by-grant basis.

11

Avricore Health Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2023 and 2022

(Unaudited - Expressed in Canadian Dollars)

10. SHARE CAPITAL (continued)

Share-based payments for options granted and repriced was measured using the Black-Scholes option pricing model with the following assumptions:

	2023	2022
Expected life	5 years	0.8 – 2.65 years
Volatility	127.54% - 145.99%	94% - 193%
Dividend yield	0%	0%
Risk-free interest rate	3.76% - 4.04%	1.46% - 3.71%

Option pricing models require the use of highly subjective estimates and assumptions, including the expected stock price volatility. Changes in the underlying assumptions can materially affect the fair value estimates.

Warrants

The Company has issued warrants entitling the holders to acquire common shares of the Company. The summary of changes in warrants is presented below.

	Period ended September 30, 2023		Year ended December 31, 2022
	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price
Beginning Balance	-	-	18,781,066	$0.21
Warrants issued	-	-	-	-
Warrants exercised	-	-	(909,400)	$0.19
Warrants expired	-	-	(17,871,666)	$0.22
Outstanding	-	-	-	-

Fair value of the finder’s warrants granted was measured using the Black-Scholes pricing model. Black-Scholes pricing models require the use of highly subjective estimates and assumptions, including the expected stock price volatility. Changes in the underlying assumptions can materially affect the fair value estimates.

11. GENERAL AND ADMINISTRATIVE EXPENSES

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
	$	$	$	$
Bank service charges	1,930	1,544	4,796	4,082
Filing and registration fees	12,172	18,933	53,130	41,004
Foreign exchange	-	725	-	825
Insurance	24,261	20,008	68,551	42,987
Office maintenance	10,349	7,961	35,794	19,435
Payroll	18,759	16,278	51,813	18,535
Regulatory fees	-	-	7,286	3,842
Rent	4,500	4,500	13,500	12,300
Travel	7,749	14,485	31,288	48,325
	79,720	84,434	266,158	191,335

12

Avricore Health Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2023 and 2022

(Unaudited - Expressed in Canadian Dollars)

12. RELATED PARTY TRANSACTIONS

For the three and nine months ended September 30, 2023 and 2022, the Company recorded the following transactions with related parties:

a)	$54,000 and $162,000 in management fees (2022 - $45,000 and $120,000) to the Chief Executive Officer of the Company.

b)	$32,100 and $96,300 in professional fees (2022 - $32,100 and $92,100) to a company controlled by the Chief Financial Officer of the Company.

c)	$54,000 and $162,000 in consulting fees (2022 - $60,000 and $120,000) to the Chief Technology Officer of the Company.

d)	$79,745 and $231,393 in quality control fees (2022 – $Nil and $Nil) to a company controlled by the Chief Technology Officer of the Company.

e)	$1,500 and $4,500 in office rent (2022 – $1,500 and $4,500) to a company controlled by the Chief Technology Officer of the Company.

f)	$3,000 and $9,000 in office rent (2022 – $3,000 and $6,000) to a company controlled by the Chief Financial Officer of the Company.

Related party transactions not otherwise described in the condensed interim consolidated financial statements are shown below. The remuneration of the Company’s directors and other members of key management, who have the authority and responsibility for planning, directing and controlling the activities of the Company directly or indirectly, consist of the following:

Type of transaction	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
	$	$	$	$
Consulting fees	54,000	60,000	162,000	120,000
Management fees	54,000	45,000	162,000	120,000
Professional fees	32,100	32,100	96,300	92,100
Share-based compensation	-	27,887	209,815	40,016
	140,100	164,987	630,115	372,116

Included in accounts payable at September 30, 2023, are $89,308 due to the related parties (December 31, 2022 - $Nil).

13. CAPITAL DISCLOSURES

The Company includes shareholders’ equity in the definition of capital. The Company’s objective when managing capital is to maintain sufficient cash resources to support its day-to-day operations. The availability of capital is solely through the issuance of the Company’s common shares. The Company will not issue additional equity until such time when funds are needed and the market conditions become favorable to the Company. There are no assurances that funds will be made available to the Company when required. The Company makes every effort to safeguard its capital and minimize its dilution to its shareholders.

The Company is not subject to any externally imposed capital requirements. There were no changes in the Company’s approach to capital management during the period ended September 30, 2023.

13

Avricore Health Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2023 and 2022

(Unaudited - Expressed in Canadian Dollars)

14. SEGMENTED INFORMATION

At September 30, 2023 and December 31, 2022, the Company has only one segment, being the HealthTab™ - Point of Care Business in Canada.

Revenue from one customer was $1,852,851 during the period ended September 30, 2023 (2022 - $791,588). The major customer purchases the goods from the Company’s only segment HealthTab™ - Point of Care Business.

15. SUPPLEMENTAL CASH FLOW INFORMATION

There were no non-cash transactions during the period ended September 30, 2023 and 2022.

16. FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT

The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable and loans payable. The Company’s risk management policies are established to identify and analyze the risks faced by the Company, to set appropriate risk limits and controls, and to monitor risks and adherence to market conditions and the Company’s activities. The Company has exposure to credit risk, liquidity risk and market risk as a result of its use of financial instruments.

This note presents information about the Company’s exposure to each of the above risks and the Company’s objectives, policies and processes for measuring and managing these risks. Further quantitative disclosures are included throughout the condensed interim consolidated financial statements. The Board of Directors has overall responsibility for the establishment and oversight of the Company’s risk management framework. The Board has implemented and monitors compliance with risk management policies.

a) Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises primarily from the Company’s cash and cash equivalents and accounts receivable. The Company’s cash and cash equivalents are held through a large Canadian financial institution. The cash equivalent is composed of a guaranteed investment certificate and is issued by a Canadian bank with high investment-grade ratings. The Company does not have financial assets that are invested in asset-backed commercial paper.

The Company performs ongoing credit evaluations of its accounts receivable but does not require collateral. The Company establishes an allowance for doubtful accounts based on the credit risk applicable to particular customers and historical data.

Approximately 92% of trade receivables are due from one customer at September 30, 2023 (December 31, 2022 – 99% from one customer).

b) Liquidity risk

Liquidity risk is the risk that the Company will incur difficulties meeting its financial obligations as they are due. The Company’s approach to managing liquidity is to ensure, as far as possible, that it will have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions without incurring unacceptable losses or risking harm to the Company’s reputation. Liquidity risk has been assessed as low.

14

Avricore Health Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2023 and 2022

(Unaudited - Expressed in Canadian Dollars)

16. FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT (continued)

The Company monitors its spending plans, repayment obligations and cash resources, and takes actions with the objective of ensuring that there is sufficient capital in order to meet short-term business requirements. To facilitate its expenditure program, the Company raises funds primarily through public equity financing. The Company anticipates it will have adequate liquidity to fund its financial liabilities through future equity contributions, however, there can be no guarantees that sufficient funds will be raised.

Contractual undiscounted cash flow requirements for financial liabilities as at September 30, 2023 are as follows:

	Carrying value	Contractual Cash flows	Within 1 year	1 - 5 Years
	$	$	$	$
Accounts payable and accrued liabilities	606,498	606,498	606,498	-
Loan payable	40,000	40,000	-	40,000
	646,498	646,498	606,498	40,000

c) Market risk

Market risk for the Company consists of currency risk and interest rate risk. The objective of market risk management is to manage and control market risk exposure within acceptable limits, while maximizing returns.

Currency risk

Foreign currency risk is the risk that the fair value or future cash flows will fluctuate as a result of changes in foreign exchange rates. As all of the Company’s purchases and sales are denominated in Canadian dollars, and it has no significant cash balances denominated in foreign currencies, the Company is not exposed to foreign currency risk at this time.

Interest rate risk

Interest rate risk is the risk that fair values or future cash flows will fluctuate as a result of changes in market interest rates. In respect of financial assets, the Company’s policy is to invest cash at floating interest rates and cash reserves are to be maintained in cash equivalents in order to maintain liquidity, while achieving a satisfactory return for shareholders. The Company is not exposed to significant interest rate risk.

d) Fair values of financial instruments

The fair values of financial assets and financial liabilities are determined as follows:

Cash and cash equivalents are measured at fair value. For accounts receivable, accounts payable, and loans payable carrying amounts approximate fair value due to their short-term maturity;

The fair value hierarchy establishes three levels to classify the inputs to valuation techniques used to measure fair value. The three levels of the fair value hierarchy are described below:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities and amounts resulting from direct arm’s length transactions.

Cash and cash equivalents are valued using quoted market prices or from amounts resulting from direct arm’s length transactions. As a result, these financial assets have been included in Level 1 of the fair value hierarchy.

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Avricore Health Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2023 and 2022

(Unaudited - Expressed in Canadian Dollars)

16. FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT (continued)

Level 2: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly, for substantially the full contractual term. Derivatives are included in Level 2 of the fair value hierarchy as they are valued using price models. These models require a variety of inputs, including, but not limited to, contractual terms, market prices, forward price curves, yield curves and credit spreads.

Level 3: Inputs for the asset or liability are not based on observable market data. Currently, the Company has no financial instruments at this level.

17. REVENUE

Revenues earned are comprised of lease and service of $406,119 and $1,104,326 (2022 – $52,290 and $81,496) for three and nine months ended September 30, 2023 and sale of products of $547,335 and $1,026,418 (2022 – $519,938 and $709,643). For the three and nine months ended September 30, 2023 and 2022, the Company had one major customer from whom revenues are earned. The loss of this major customer would have an adverse effect on the overall operations of the company. Revenue from the major customer was $701,454 and $1,852,851 for the three and nine months ended September 30, 2023 (2022 – $572,228 and $791,588).

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